Exhibit 10.1

ALPHATEC SPINE, INC.

ALPHATEC HOLDINGS, INC.

October 23, 2006

Mr. Stephen T.D. Dixon

Re:	Separation of Employment

Dear Stephen:

The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your separation from Alphatec Spine, Inc. and Alphatec Holdings, Inc. (collectively, the “Company”). Payment of the Separation Pay described below is contingent on your agreement to and compliance with the terms of this Agreement. Neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company and this letter shall be construed as an offer of compromise.

1. Separation of Employment. Your employment with the Company ended on October 17, 2006 (the “Separation Date”). You acknowledge that the Company has no obligation to provide you with severance benefits. You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee of the Company, and you shall have no rights to any future payments from the Company. In addition, by law, and regardless of whether you sign this Agreement, you will have the right to continue your medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) upon a qualifying event such as separation of employment. You will receive your COBRA notice under separate cover.

Regardless of whether you sign this Agreement (i) you will cease to participate in the Company’s employee equity ownership program, and all incentive stock options that have not vested shall be deemed to be forfeited; and (ii) you will receive payment for any and all accrued vacation time.

2. Separation Pay. In exchange for the mutual promises set forth in this Agreement, and if you do not revoke this Agreement as you are entitled to do as set forth below, and even though the Company has no prior obligation to provide you with continued benefits, the Company will pay you a compensation amount equal to (i) 56 weeks of salary (aggregate gross pay of $5,480.77) less applicable payroll tax withholdings and deductions (the “Weekly Separation Pay”); (ii) $20,000 less applicable payroll tax withholdings and deductions (the “Lump-Sum Separation Pay”) (collectively, the Weekly Separation Pay and the Lump-Sum Separation Pay shall be referred to as the “Separation Pay”). The Weekly Pay shall be payable in equal weekly installments in accordance with the Company’s payroll policies. The Lump-Sum Separation Pay shall be payable in a lump sum within 45 days of your execution of this Agreement. In addition, during the time period in which you are receiving Separation Pay you may continue to participate in all Company benefit plans and programs (provided that you make all required contributions), excluding the Company’s 401(k) program and the Company’s equity ownership program.

You acknowledge and agree that the Separation Pay is not otherwise due or owing to you under any Company employment agreement (oral or written) or Company policy or practice. You also agree that the Separation Pay to be provided to you is not intended to and does not constitute a severance plan and does not confer a benefit on anyone other than the parties. You further acknowledge that except for the specific financial consideration set forth in this Agreement, you are not now and shall not in the future be entitled to any compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit. You represent by signing this Agreement that you have received all payments to which you are legally entitled.

3. Confidentiality, Non-Disparagement and Non-Solicitation. You expressly acknowledge and agree to the following:

(i) that you promptly will return to the Company all Company documents (and any copies thereof) and property, and that you shall abide by all provisions of the Employment Agreement governing confidentiality, proprietary information and the like, the terms of which shall survive the signing of this Agreement. Further, you agree that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information;

(ii) that all information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so;

(iii) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants); likewise, the Company will not make any statements that are professionally or personally disparaging about you;

(iv) that for a period of one year after the Separation Date you will not, on your own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit or in any manner attempt to influence or induce (i) any employee of the Company to leave the employment of the Company, or (ii) any surgeon, customer, supplier or agent of the Company to terminate, modify or amend its then-current relationship with the Company. The Company acknowledges that your providing references for employees of the Company that request such a reference from you (without your solicitation) shall not be deemed to be a violation of this subsection 3(iv).

(v) that a breach of this Section 3 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any monies paid to you under Section 2 of this Agreement.

4. Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Separation Pay, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the separation thereof, including, without limitation:

**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any

1/

For purposes of this Agreement, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

Claims arising under the Federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and any similar California or other state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.

In addition to the forgoing, you hereby agree that you waive all rights under section 1542 of the Civil Code of the State of California. Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Pursuant to section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects not withstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims, including but not limited to any claims or rights which you may have under section 1542 of the California Civil Code.

Notwithstanding the foregoing, this section does not release the Company from any obligation expressly set forth in this Agreement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, and consistent with the provisions of the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to Ebun Garner at the Company. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to Ebun Garner at the Company. The eighth day following your signing of this Agreement is the Effective Date.

Also, consistent with the provisions of the Federal Discrimination Laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under the federal age or other discrimination laws (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this release or Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

5 . Entire Agreement/Modification/Waiver/Choice of Law/Enforceability/Cooperation. You acknowledge and agree that, except as set forth herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. This Agreement shall be deemed to have been made in the State of California and shall be construed in accordance with the laws of California without giving effect to conflict of law principles. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. The parties agree that the last act necessary to render this Agreement effective is for the Company to sign the Agreement, and that the Agreement may be signed on one or more copies, each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Agreement.

The parties to this Agreement agree that you may be requested to provide transitional services to the Company during the period in which you are receiving Separation Pay. You agree to make yourself available to the Company during normal business hours and upon reasonable notice in connection with such activities. The Company shall pay you an hourly rate of $137.00 for the provision of such services and shall reimburse your for your reasonable out-of-pocket expenses in connection with such services.

[Signature Page Follows]

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to Ebun Garner at the Company.

Sincerely,

Alphatec Spine, Inc.

By:  /s/    Ronald G. Hiscock

Its: President and Chief Executive Officer

Alphatec Holdings, Inc.

By:  /s/    Ronald G. Hiscock

Its: President and Chief Executive Officer

Dated: October 23, 2006

Confirmed, Agreed and Acknowledged:

/s/    Stephen T.D. Dixon

Stephen T.D. Dixon

Dated:	October 23, 2006